Exhibit 99.1

Technical Olympic USA Reports 85% Increase in Sales
Backlog and 30% Increase in New Sales Orders for the
Quarter Ended September 30, 2004
Reaffirms 2004 Net Income Guidance; Issues 2005 Guidance of 33%
Net Income Growth

HOLLYWOOD, Fla., October 14, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS) today released certain operational data for the three and nine months ended September 30, 2004.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2003	2004		% change	2003	2004		% change
New Sales Orders	1,846	2,394	*	30%	5,231	7,998	*	53%
Homes Delivered	1,559	1,809	*	16%	4,332	5,010	*	16%
Homes in Backlog	3,327	6,171	*	85%	3,327	6,171	*	85%
Sales Value of Homes in Backlog (dollars in millions)	$903	$1,733	**	92%	$903	$1,733	**	92%

* Includes unconsolidated joint ventures.

**Excludes sales value of homes sold through unconsolidated joint ventures.

“We are pleased with the significant increases in our sales backlog and new sales orders, which reflect the strength of our business and the solid demand for our homes,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA.

“Fortunately, we suffered immaterial direct damage from the four unprecedented hurricanes that affected the Florida peninsula. However, some of our Florida markets are experiencing ongoing disruptions, such as the reduced availability of building materials and subcontractor labor, slower inspections by local authorities and delays in obtaining power connections. Our Florida homebuyers also experienced delays in obtaining property and casualty insurance, as well as interruptions in mortgage and title insurance processing.”

“These delays have caused our third quarter deliveries to lag behind our expectations. Additionally, we expect the labor and supply shortages in Florida to persist for some time, which will prevent us from reaching our unit delivery goals for 2004. Despite these disruptions, we are reaffirming our 2004 net income guidance of $117 million for the year. Clearly, we expect a very strong fourth quarter.”

Based on the anticipated large year-end sales backlog, the Company also announced its 2005 annual earnings guidance of $155 million of net income or $3.38 earnings per share (based on 45.8 million fully diluted shares). The Company expects estimated deliveries of 9,600 homes, which includes deliveries from all unconsolidated joint ventures, and revenues from homes sales of approximately $2.7 billion, which excludes revenues from unconsolidated joint ventures.

The Company plans to issue its third quarter earnings press release on Tuesday, November 2, 2004 after market close followed by an earnings conference call on Wednesday, November 3, 2004 at 11:00 a.m.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the strength of our business and demand for our homes, (ii) the ultimate impact of the disruption to our Florida operations caused by the recent Florida hurricanes, (iii) the strength of our anticipated operating results for the fourth quarter of 2004 and our earnings guidance for fiscal 2004, and (iv) our 2005 operational and earnings guidance. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 10, 2004.